EXHIBIT 99.2

FIRST AMENDMENT
TO THE
GALECTO, INC.
2022 INDUCEMENT PLAN

WHEREAS, Galecto, Inc. (the “Company”) maintains the Galecto, Inc. 2022 Inducement Plan effective as of November 17, 2022 (the “Plan”);

WHEREAS, pursuant to Section 16 of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time; and

WHEREAS, pursuant to its authority under Section 16 of the Plan, the Board has approved an amendment to the Plan to increase the number of shares available for issuance thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective as of December 13, 2025:

1.
The first sentence of Section 3(a) titled “Stock Issuable” is amended and restated to read as follows:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 8,000,000, subject to adjustment as provided in this Section 3.”

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Galecto, Inc. 2022 Inducement Plan, effective as of December 13, 2025.

Galecto, Inc.

By: /s/ Hans Schambye

Name: Hans Schambye

Title: Chief Executive Officer